                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5
           AMENDED
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported.

[_]  Form 4 Transactions reported.

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1.   Name and Address of Reporting Person*

   Glime                             Ronald               F.
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   (Last)                            (First)              (Middle)

   c/o Warrantech Corporation
   300 Atlantic Street
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                                    (Street)

   Stamford                          CT                     06901
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Warrantech Corporation - WTEC

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     3/31/01

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5.   If Amendment, Date of Original (Month/Year)

     May, 2001

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

     PRESIDENT - WARRANTECH DOMESTIC OPERATIONS
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                  2.                3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                Transaction       Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                 Date              Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)  (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                     77,527          D
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
If the form is filed by more than one Reporting Person, see Instruction
4(6)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)    (D)   cisable  Date     Title     Shares  5)       4)        4)       4)
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

Option to purchase  $1.3125  4/5/00    A       65,550         (2)      (2)     Common    65,500           65,500      D
Common Stock                                   (1)                             Stock
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Option to purchase  $.734375 10/4/00   A       100,000       1/1/01   1/1/11   Common    100,000          165,500     D
Common Stock                                                                   Stock
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
Explanation of Responses:

(1) The option vests in amounts equal to 21,834; 21,834 and 21,833 on each of April 5, 2001, 2002 and 2003 if the Reporting Person is employed on the anniversary date, provided that 50% of the amount scheduled to be vested each year is subject to meeting specified performance goals.

(2) The option is exercisable upon vesting and expires on the ten-year anniversary of the vesting date, subject to earlier cancellation if employee ceases to become employed with the Company.


/s/ Ronald Glime                                                5/22/01
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.